Exhibit 99.1

FOR IMMEDIATE RELEASE

Safeway Inc. Announces Favorable Tax Settlement

Company Expects to Receive More Than $300 Million in Cash in 2006

Contacts: Melissa Plaisance (925) 467-3136

Julie Hong (925) 467-3832

Pleasanton, CA – April 10, 2006

Safeway announced today that it has settled a federal income tax refund claim with the Internal Revenue Service, under which Safeway expects to receive approximately $315 million in cash in the second half of 2006. The settlement relates to Safeway’s claim for refunds in the years 1992 through 1999 for costs associated with debt financing.

The expected federal tax refund of approximately $259 million will be recorded in the second quarter of 2006 as an increase to additional paid-in capital and will not be recorded in the income statement.

The Company will receive interest on the federal tax refund and will accrue interest until payment is received. As of April 7, 2006 the accrued interest on the federal tax refund, net of income tax, is approximately $56 million ($0.12 per diluted share). Accrued interest will be recorded in the second quarter of 2006 as a reduction of Safeway’s income tax expense. The final interest amount depends on the date of receipt of the cash.

In addition, Safeway has similar claims for refunds of income tax and interest in several states. As of April 7, 2006, the Company expects these state income tax refunds and interest will be approximately $30 million and $10 million, respectively, net of income tax. Collection of these funds may take several years. When collection is assured, the state income tax refunds will be recorded as an increase to additional paid-in capital and net interest will be recorded as a reduction of the income tax expense.

The total expected federal and state refunds and related interest as of April 7, 2006 is approximately $355 million.

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The Company operates 1,775 stores in the United States and Canada and had annual sales of $38.4 billion in 2005. The Company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, federal and state tax refunds, interest on federal and state tax refunds, and timing of the receipt of federal and state tax refunds and the interest thereon, and are indicated by words or phrases such as “expects,” “possible,” and similar words or phrases. These statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control that could cause actual events and results to vary significantly from those included in or contemplated by such statements. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including the Annual Report to Stockholders in our most recent Form 10-K and subsequent Quarterly Reports on Form 10-Q for a further discussion of these risks and uncertainties.